Exhibit 99.1

CONTACT:	Hilary Ginsberg
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

THIRD QUARTER 2019 FINANCIAL RESULTS

New York, NY, October 23, 2019 - Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•

Reported net income available to common stockholders for the three months ended September 30, 2019 of $25.7 million, or $0.16 per diluted share of common stock; these amounts reflect (i) a provision for loan losses totaling $32.0 million, or $0.21 per share of common stock, recorded in connection with a first mortgage loan secured by a retail center in Cincinnati, OH; and (ii) a provision for loan losses totaling $3.0 million, or $0.02 per share of common stock, recorded in connection with a first mortgage loan secured by a residential for sale property in Bethesda, MD. Reported net income available to common stockholders for the nine months ended September 30, 2019 of $143.1 million, or $0.97 per diluted share of common stock;

•

Reported Operating Earnings (a non-GAAP financial measure defined below) for the three months ended September 30, 2019 of $72.6 million, or $0.47 per diluted share of common stock; Reported Operating Earnings for the nine months ended September 30, 2019 of $197.6 million, or $1.35 per diluted share of common stock; Operating Earnings excluding realized loss on investments and loss on early extinguishment of debt (described below) for the nine months ended September 30, 2019 were $210.1 million, or $1.43 per diluted share of common stock;

•	Generated $85.2 million of net interest income during the quarter from the Company’s $6.1 billion commercial real estate loan portfolio;

•	Committed $958.3 million to new commercial real estate loans (all of which was funded at closing) and funded an additional $126.1 million for loans closed prior to the quarter;

•	Subsequent to quarter end, committed $548.3 million ($464.3 million of which was funded at closing) to first mortgage loans, bringing year-to-date loan commitments to $2.5 billion;

•	Amended the Company’s master repurchase agreement with JPMorgan Chase Bank to increase the total borrowing capacity to $1.3 billion;

•	Amended the Company’s master repurchase agreement with Deutsche Bank to increase the borrowing capacity to $1.25 billion; and

•	Declared a $0.46 dividend per share of common stock for the three months ended September 30, 2019.

“ARI’s third quarter reflected our continued strong originations, highlighted by increased activity throughout Europe, and resulted in a loan portfolio that surpassed the $6 billion mark,” said Stuart Rothstein, Chief Executive Officer and President of ARI.

Third Quarter 2019 Investment Activity

New Investments - During the third quarter of 2019, ARI committed capital to the following commercial real estate loans:

•	$754.1 million of first mortgage loans (all of which was funded during the quarter)

•	$204.2 million of subordinate loans and other lending assets (all of which was funded during the quarter)

Funding of Previously Closed Loans - During the third quarter of 2019, ARI funded $126.1 million for loans closed prior to the quarter.

Loan Repayments - During the third quarter of 2019, ARI received $353.4 million from loan repayments, comprised of $218.4 million from first mortgage loans and $135.0 million from subordinate loans. ARI received $0.3 million of pre-payment penalties and accelerated fees in connection with these repayments.

Quarter End Commercial Real Estate Loan Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate loan portfolio at September 30, 2019 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Coupon (1)	Weighted Average All-in Yield (1)(2)	Secured Debt (3)	Cost of Funds	Equity at cost(4)
Commercial mortgage loans, net	$4,779,501	6.2%	6.8%	$2,559,318	3.9%	$2,220,183
Subordinate loans and other lending assets, net	1,335,073	12.0%	13.2%	—	—	1,335,073

Total/Weighted-Average	$6,114,574	7.5%	8.2%	$2,559,318	3.9%	$3,555,256

(1)	Weighted-Average Coupon and Weighted-Average All-in Yield are based on the applicable benchmark rates as of September 30, 2019 on the floating rate loans.
(2)	Weighted-Average All-in Yield includes the amortization of deferred origination fees, loan origination costs and accrual of both extension and exit fees.
(3)	Gross of deferred financing costs of $18.0 million.
(4)	Represents loan portfolio at amortized cost less secured debt arrangements outstanding.

Book Value

The Company’s book value per share of common stock was $16.02 at September 30, 2019 as compared to book value per share of common stock of $16.20 at December 31, 2018. The decrease is primarily driven by provisions for loan losses and the unrealized loss on our interest rate swap in connection with our senior secured term loan, partially offset by our common equity issuance during the first quarter.

Subsequent Events

The following events occurred subsequent to quarter end:

New Investments - ARI committed $548.3 million ($464.3 million of which was funded at closing) to first mortgage loans.

Funding of Previously Closed Loans - ARI funded $26.7 million for previously closed loans.

Loan Repayments - ARI received $60.2 million from loan repayments, including $11.8 million from first mortgage loans and $48.4 million from subordinate loans.

Operating Earnings

Operating Earnings is a non-GAAP financial measure that the Company defines as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding), (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders, (iii) unrealized income from unconsolidated joint ventures, (iv) foreign currency gains (losses), other than (a) realized gains/(losses) related to interest income, and (b) forward point gains/(losses) realized on the Company’s foreign currency hedges, (v) the non-cash amortization expense related to the reclassification of a portion of the Company’s convertible senior notes to stockholders’ equity in accordance with GAAP, and (vi) provision for loan losses and impairments. Beginning with the quarter ended September 30, 2016, ARI slightly modified its definition of Operating Earnings to include realized gains (losses) on currency swaps related to interest income on investments denominated in a currency other than U.S. dollars. In addition, beginning with the quarter ended December 31, 2018, ARI further modified its definition of Operating Earnings to include the impact from forward points on its foreign currency hedges, which reflect the interest rate differentials between the applicable base rate for the Company’s foreign currency investments and USD LIBOR. These forward contracts effectively convert the rate exposure to USD LIBOR, resulting in additional interest income earned in U.S. dollar terms. These amounts are not included in GAAP net income. In order to conform to the 2018 year end presentation, which incorporates this modification, prior year Operating Earnings results presented below have been modified accordingly. Operating Earnings may also be adjusted to exclude certain other non-cash items, as determined by the Manager and approved by a majority of the Company’s independent directors.

In order to evaluate the effective yield of the portfolio, the Company uses Operating Earnings to reflect the net investment income of its portfolio as adjusted to include the net interest expense related to its derivative instruments. Operating Earnings allows the Company to isolate the net interest expense associated with its swaps in order to monitor and project its full cost of borrowings. The Company also believes that its investors use Operating Earnings, or a comparable supplemental performance measure, to evaluate and compare the performance of the Company and its peers and, as such, the Company believes that the disclosure of Operating Earnings is useful to its investors. In addition, during 2018, the Company recorded a loss on early extinguishment of debt associated with exchanges and conversions of the 2019 Notes. The Company believes it is non-recurring and not reflective of its ongoing operations. For further discussion on the exchanges and conversions of the 2019 Notes, refer to “Note 9 - Convertible Senior Notes, Net” of the Company’s 10-Q. Forward points effectively convert the Company’s foreign rate exposure to USD LIBOR, which the Company believes is a better reflection of its operating results and ARI believes the inclusion of the resulting gain or loss in Operating Earnings is useful to its investors. The Company believes it is useful to its investors to present Operating Earnings excluding realized loss on investments and loss on early extinguishment of debt to reflect its operating results. The Company’s operating results are primarily comprised of earning interest income on its investments net of borrowing and administrative costs.

A significant limitation associated with Operating Earnings as a measure of the Company’s financial performance over any period is that it excludes unrealized gains (losses) from investments. In addition, the Company’s presentation of Operating Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Operating Earnings should not be considered as a substitute for ARI’s GAAP net income as a measure of the Company’s financial performance or any measure of the Company’s liquidity under GAAP.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The table below reconciles Operating Earnings, Operating Earnings per share of common stock, Operating Earnings excluding realized loss on investments and loss on investments per share of common stock with net income available to common stockholders and net income available to common stockholders per share of common stock for the three and nine ended September 30, 2019 and September 30, 2018, respectively ($ amounts in thousands, except per share data):

	Three months ended September 30, 2019	Earnings Per Share(1)	Three months ended September 30, 2018	Earnings Per Share(1)
Operating Earnings:
Net income available to common stockholders	$25,704	$0.17	$55,381	$0.42
Adjustments:
Equity-based compensation expense	3,889	0.03	4,048	0.03
Unrealized loss on interest rate swap	10,307	0.07	—
Gain on currency forwards	(24,153)	(0.16)	(6,291)	(0.05)
Foreign currency loss, net(2)	19,129	0.12	4,050	0.03
Net realized gains relating to interest income on foreign currency hedges, net	870	—	421	0.01
Net realized gains relating to forward points on foreign currency hedges, net	1,076	0.01	257	—
Amortization of the convertible senior notes related to equity reclassification	732	—	728	0.01
Provision for loan losses and impairments	35,000	0.23	—	—

Total adjustments:	46,850	0.30	3,213	0.03

Operating Earnings(3)	$72,554	$0.47	$58,594	$0.45

Loss on early extinguishment of debt	—	—	2,573	0.02

Operating Earnings excluding loss on early extinguishment of debt	$72,554	$0.47	$61,167	$0.47

Basic weighted-average shares of common stock outstanding	153,531,678		129,188,343
Weighted-average diluted shares - Operating Earnings
Weighted-average diluted shares - GAAP	153,531,678		153,918,435
Weighted-average unvested RSUs	1,839,631		1,593,070
Reversal of hypothetical conversion of the convertible senior notes(4)	—		(24,730,092)

Weighted-average diluted shares - Operating Earnings	155,371,309		130,781,413

(1)	Certain per share amounts rounds to zero.
(2)

In order to conform to the 2019 presentation of the reconciliation from net income available to common stockholders to Operating Earnings, $0.4 million was reclassified from Foreign currency loss, net for the three months ended September 30, 2018.

(3)

For the computation of diluted Operating Earnings per share of common stock, for the three months ended September 30, 2018, $6.0 million of interest expense related to the Company’s notes is not deducted from the numerator and the potentially dilutive shares related to the Company’s notes are excluded from the denominator.

(4)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures-Operating Earnings” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019 for more information.

Computation of Share Count for Operating Earnings
Basic weighted-average shares of common stock outstanding	153,531,678	129,188,343
Weighted-average unvested RSUs	1,839,631	1,593,070

Weighted-average diluted shares - Operating Earnings	155,371,309	130,781,413

	Nine months ended September 30, 2019	Earnings Per Share(1)	Nine months ended September 30, 2018	Earnings Per Share(1)
Operating Earnings:
Net income available to common stockholders	$143,132	$0.98	$146,491	$1.20
Adjustments:
Equity-based compensation expense	12,084	0.08	11,404	0.09
Unrealized loss on interest rate swap	23,420	0.16	—	—
Gain on currency forwards	(28,619)	(0.20)	(28,797)	(0.24)
Foreign currency loss, net(2)	20,012	0.14	23,574	0.2
Net realized gains (losses) relating to interest income on foreign currency hedges, net	1,614	0.01	(89)	—
Net realized gains relating to forward points on foreign currency hedges, net	3,552	0.02	332	—
Amortization of the convertible senior notes related to equity reclassification	2,362	0.02	3,024	0.02
Provision for loan losses and impairments, net of reversals(4)	20,000	0.14	5,000	0.04

Total adjustments:	54,425	0.37	14,448	0.11

Operating Earnings(3)	$197,557	$1.35	$160,939	$1.31

Realized loss on investments(4)	12,513	0.08	—	—
Loss on early extinguishment of debt	—	—	2,573	$0.02

Operating Earnings excluding realized loss on investments and loss on early extinguishment of debt	$210,070	$1.43	$163,512	$1.33

Basic weighted-average shares of common stock outstanding	144,638,237		120,876,240
Weighted-average diluted shares - Operating Earnings
Weighted-average diluted shares - GAAP	144,638,237		150,424,889
Weighted-average unvested RSUs	1,845,086		1,617,398
Reversal of hypothetical conversion of the convertible senior notes(5)	—		(29,548,649)

Weighted-average diluted shares - Operating Earnings	146,483,323		122,493,638

(1)	Certain per share amounts rounds to zero.
(2)

In order to conform to the 2019 presentation of the reconciliation from net income available to common stockholders to Operating Earnings, $(0.1) million was reclassified from Foreign currency loss, net for the nine months ended September 30, 2018.

(3)

For the computation of diluted Operating Earnings per share of common stock, for the nine months ended September 30, 2018, $22.6 million of interest expense related to the Company’s notes is not deducted from the numerator and the potentially dilutive shares related to the Company’s notes are excluded from the denominator.

(4)

The underlying collateral on a commercial mortgage loan and a contiguous subordinate loan secured by a multifamily property located in Williston, ND was sold resulting in a realized loss of $12.5 million. Consequently, the previously recorded $15.0 million loan loss provision was reversed.

(5)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures-Operating Earnings” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019 for more information.

Computation of Share Count for Operating Earnings
Basic weighted-average shares of common stock outstanding	144,638,237	120,876,240
Weighted-average unvested RSUs	1,845,086	1,617,398

Weighted-average diluted shares - Operating Earnings	146,483,323	122,493,638

Teleconference Details:

The Company will host a conference call to discuss its financial results on Thursday, October 24, 2019 at 10:00 a.m. ET. Members of the public who are interested in participating in the Company’s third quarter 2019 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 2491946). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Thursday, October 24, 2019 and ending at midnight on Thursday, October 31, 2019. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 2491946.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, Inc., a leading global alternative investment manager with approximately $312.0 billion of assets under management as of June 30, 2019.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by Equiniti Trust Company (“Equiniti”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Equiniti at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Equiniti’s website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (in thousands-except share data)

	September 30, 2019	December 31, 2018
Assets:	(Unaudited)
Cash and cash equivalents	$160,934	$109,806
Commercial mortgage loans, net (includes $4,118,926 and $3,197,900 pledged as collateral under secured debt arrangements in 2019 and 2018, respectively)	4,779,501	3,878,981
Subordinate loans and other lending assets, net	1,335,073	1,048,612
Other assets	37,858	33,720
Derivative assets, net	35,729	23,700
Loan proceeds held by servicer	3,323	1,000

Total Assets	$6,352,418	$5,095,819

Liabilities and Stockholders’ Equity
Liabilities:
Secured debt arrangements, net (net of deferred financing costs of $18,031 and $17,555 in 2019 and 2018, respectively)	$2,541,287	$1,879,522
Convertible senior notes, net	560,589	592,000
Senior secured term loan, net (net of deferred financing costs of $7,452 and $0 in 2019 and 2018, respectively)	488,947	—
Accounts payable, accrued expenses and other liabilities	98,231	104,746
Derivative liabilities	23,420	—
Payable to related party	10,434	9,804

Total Liabilities	3,722,908	2,586,072
Commitments and Contingencies (see Note 15)
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series B preferred stock, 6,770,393 shares issued and outstanding ($169,260 liquidation preference)	68	68
Series C preferred stock, 0 and 6,900,000 issued and outstanding ($0 and $172,500 liquidation preference in 2019 and 2018), respectively	—	69
Common stock, $0.01 par value, 450,000,000 shares authorized, 153,531,756 and 133,853,565 shares issued and outstanding in 2019 and 2018, respectively	1,535	1,339
Additional paid-in-capital	2,821,419	2,638,441
Accumulated deficit	(193,512)	(130,170)

Total Stockholders’ Equity	2,629,510	2,509,747

Total Liabilities and Stockholders’ Equity	$6,352,418	$5,095,819

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands-except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net interest income:
Interest income from commercial mortgage loans	$81,136	$71,179	$236,880	$188,434
Interest income from subordinate loans and other lending assets	43,421	37,308	125,303	105,236
Interest expense	(39,341)	(31,007)	(109,147)	(82,184)

Net interest income	85,216	77,480	253,036	211,486
Operating expenses:
General and administrative expenses (includes equity-based compensation of $3,889 and $12,084 in 2019 and $4,048 and $11,404 in 2018, respectively)	(5,839)	(5,843)	(18,564)	(16,493)
Management fees to related party	(10,434)	(9,515)	(30,306)	(26,620)

Total operating expenses	(16,273)	(15,358)	(48,870)	(43,113)
Other income	429	427	1,431	973
Provision for loan losses and impairments, net of reversals	(35,000)	—	(20,000)	(5,000)
Realized loss on investments	—	—	(12,513)	—
Foreign currency loss	(19,129)	(4,050)	(20,012)	(23,574)
Loss on early extinguishment of debt	—	(2,573)	—	(2,573)
Gain on foreign currency forwards (includes unrealized gains of $16,227 and $12,029 in 2019 and $5,045 and $20,986 in 2018, respectively)	24,153	6,291	28,619	28,797
Unrealized loss on interest rate swap	(10,307)	—	(23,420)	—

Net income	$29,089	$62,217	$158,271	$166,996

Preferred dividends	(3,385)	(6,836)	(15,139)	(20,505)

Net income available to common stockholders	$25,704	$55,381	$143,132	$146,491

Net income per share of common stock:
Basic	$0.16	$0.42	$0.97	$1.19
Diluted	$0.16	$0.40	$0.97	$1.14

Basic weighted-average shares of common stock outstanding	153,531,678	129,188,343	144,638,237	120,876,240

Diluted weighted-average shares of common stock outstanding	153,531,678	153,918,435	144,638,237	150,424,889

Dividend declared per share of common stock	$0.46	$0.46	$1.38	$1.38